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                                                                    EXHIBIT 99.1

[VERSO LOGO]

VERSO REPORTS SECOND QUARTER 2004 RESULTS AND PROVIDES GUIDANCE

ATLANTA -- (AUGUST 3, 2004) -- Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced its financial results for the second quarter of 2004 and provided revenue guidance for the third quarter.

The company reported revenue of $11.3 million for the second quarter of 2004, EBITDA (defined as net loss before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) of negative $4.6 million and a net loss of $6.3 million, or $.05 per share.

The decline in revenue in the second quarter from $16.6 million in the first quarter of 2004 was primarily attributable to lower carrier segment product sales, which included no individual sales over $1.5 million during the quarter. The second quarter marked the first quarter over the last several quarters in which the company did not have at least one of these large sales to an existing customer. In addition, Verso has made significant operational changes, which the company believes have positioned it for revenue gains starting in the third quarter. However, these changes impacted sales in the second quarter. Revenue for the second quarter of 2003 was $15.9 million, which excluded revenue from MCK Communications, Inc., which was acquired in September 2003.

Gross profit for the second quarter of 2004 was $5.1 million, or 45% of sales, compared to $8.5 million, or 51% of sales, for the first quarter of 2004 and $9.4 million, or 59% of sales, for the second quarter of 2003. The gross profit and gross profit margin were both lower in the second quarter of 2004 due to lower revenues.

Total operating expenses for the second quarter of 2004 were $11.2 million compared to $12.0 million for the first quarter of 2004 and $9.3 million for the second quarter of 2003. The first quarter of 2004 includes total reorganization costs of $1.2 million. Excluding the reorganization costs, the operating expenses increased, as planned, in the sales and marketing and research and development areas.

EBITDA was negative $4.6 million for the second quarter of 2004. This compares to negative EBITDA for the first quarter of 2004 of $1.9 million, and positive EBITDA of $1.0 million for the second quarter of 2003.

The company had a net loss of $6.3 million, or $.05 per share, for the second quarter of 2004. In the first quarter of 2004, the company had a net loss of $3.7 million, or $.03 per share. In the second quarter of 2003, the company had a net loss of $391,000, or $.00 per share.

Since the beginning of 2004, Verso has hired three new senior executives and reorganized its sales and marketing departments. In addition, the company has changed its sales organization from one with a product focus to one with a geographic focus. The company believes that these changes have had a positive impact on sales activity as evidenced by significant increases in both the quality and quantity of pipeline activity for the third and fourth quarters.

The company has a total product sales pipeline (defined as orders with at least a 50% potential of completion based on the company's assessment) of more than $75 million primarily expected for the third and fourth quarters. The ten largest deals in the pipeline for the third quarter represent over $20 million in product revenue alone. Of the 5 largest deals in the pipeline, Verso has received a signed contract for one (with the customer in the process of finalizing the related


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financing) and a verbal commitment with respect to two of the other deals. In addition, the total pipeline value of potential orders for the third quarter is more than twice the size of the pipeline value for the second quarter of 2004.

The company characterizes orders as part of its pipeline based on the company's subjective evaluation of such orders and the company's prior experience, if any, with the customers. There is no assurance that any of the pipeline orders will be completed in any particular quarter, if at all. The company's revenue guidance is dependent upon the company completing a percentage of the orders that it has characterized as being in its pipeline for the third quarter; including approximately half of the more than $20 million large opportunities referenced above. Furthermore, most of the company's forecasted sales growth is expected to come from developing countries, where it is difficult to predict the exact timing or outcome of contract negotiations. Based on the best information available at this time, Verso is providing guidance of $20 million in total revenues for the third quarter of 2004, with more than 75% of estimated revenue coming from product sales.

As of June 30, 2004, the company had total cash (cash and cash equivalents plus restricted cash) of $18.3 million. This compared to $24.8 million at March 31, 2004. There are no borrowings outstanding under the line of credit with Silicon Valley Bank. Long-term debt was $6.8 million as of June 30, 2004. The company believes that its cash position is adequate and does not anticipate the need for borrowings under its line of credit or for raising capital to cover current operations for at least the remainder of the year. For the next 12 months, the company anticipates that the cash requirements for operating activities will be funded through the cash on hand and with the line of credit and does not anticipate needing to raise capital for operations.


CONFERENCE CALL

Verso will hold a conference call today at 5:00 p.m. EDT to discuss the company's second quarter results. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso's website for 30 days. A telephone replay of the call will be available from 8:30 p.m. EDT on August 3, 2004 through 11:59 p.m. on August 11, 2004 at (800) 475-6701 for domestic callers and (320) 365-3844 for international callers. The passcode is 739792.


ABOUT VERSO TECHNOLOGIES

Verso is a leading provider of next generation communication solutions for carriers and enterprises that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 130 countries around the world. For more information, contact Verso at www.verso.com or call (678) 589-3500.

EARNINGS MEASUREMENT QUALITY

EBITDA as presented in this press release is not a measure of performance under generally accepted accounting principles and is not calculated identically by all companies. Therefore, the presentation in this press release may not be comparable to those disclosed by other companies. The company utilizes EBITDA (defined as net loss before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) as a measure of performance because it believes that it is a useful adjunct to net income and other GAAP measurements because it is a reasonable measure of a company's performance. Items such as depreciation and amortization are more appropriately associated with the historical operations of the business, i.e., existing asset base and the implications of purchase accounting for acquisitions. Interest expense is associated primarily with the company's financing decisions,

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rather than current operations. The company believes that EBITDA provides investors with an indication of the cash produced from the company's operations.

FORWARD LOOKING STATEMENTS

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.


INVESTOR CONTACT:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678-589-3579
Monish.Bahl@verso.com


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                            VERSO TECHNOLOGIES, INC.
                                   (UNAUDITED)
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          FOR THE THREE MONTHS ENDED JUNE 30,     FOR THE SIX MONTHS ENDED JUNE 30,
                                                                2004               2003               2004               2003
                                                            -------------      -------------      -------------      -------------
Revenue:
  Products                                                  $       5,711      $       9,856      $      16,721      $      17,124
  Services                                                          5,625              6,002             11,176             11,731
                                                            -------------      -------------      -------------      -------------
    Total revenue                                                  11,336             15,858             27,897             28,855
                                                            -------------      -------------      -------------      -------------

Cost of revenue:
  Products:
   Product costs                                                    2,566              3,613              7,007              6,525
    Amortization of intangibles                                       446                153                892                305
                                                            -------------      -------------      -------------      -------------
     Total cost of products                                         3,012              3,766              7,899              6,830
  Services                                                          3,178              2,711              6,349              5,224
                                                            -------------      -------------      -------------      -------------
Total cost of revenue                                               6,190              6,477             14,248             12,054
                                                            -------------      -------------      -------------      -------------
    Gross profit                                                    5,146              9,381             13,649             16,801
                                                            -------------      -------------      -------------      -------------

Operating expenses
  General & administrative                                          3,522              3,927              7,284              7,248
  Sales and marketing                                               3,616              2,201              6,786              4,092
  Research and development                                          3,074              2,383              5,885              4,279
  Depreciation and amortization                                     1,009                797              2,115              1,709
  Reorganization costs                                                 --                 --                584                114
  Stock related reorganization costs                                   --                 --                570                 80
                                                            -------------      -------------      -------------      -------------
    Total operating expenses                                       11,221              9,308             23,224             17,522

                                                            -------------      -------------      -------------      -------------
      Operating (loss) income                                      (6,075)                73             (9,575)              (721)

Other expense, net                                                   (205)              (464)              (441)              (795)
                                                            -------------      -------------      -------------      -------------

Loss before income taxes                                           (6,280)              (391)           (10,016)            (1,516)

Income taxes                                                           --                 --                 --                 --
                                                            -------------      -------------      -------------      -------------

      Net loss                                              $      (6,280)     $        (391)     $     (10,016)     $      (1,516)
                                                            =============      =============      =============      =============

Net loss per common share - basic and diluted               $       (0.05)     $       (0.00)     $       (0.08)     $       (0.02)
                                                            =============      =============      =============      =============

Weighted average shares outstanding - basic and diluted       132,952,430         91,062,189        129,923,784         90,246,011
                                                            =============      =============      =============      =============


                      RECONCILIATION OF NET LOSS TO EBITDA


                                                          FOR THE THREE MONTHS ENDED JUNE 30,     FOR THE SIX MONTHS ENDED JUNE 30,
                                                                 2004               2003               2004               2003
                                                            -------------      -------------      -------------      -------------

Net loss                                                    $      (6,280)     $        (391)     $     (10,016)     $      (1,516)
Add back:
  Interest                                                            263                454                529                761
  Income taxes                                                         --                 --                 --                 --
  Depreciation and amortization                                     1,009                797              2,115              1,709
  Amortization of intangibles (cost of goods sold)                    446                153                892                305
                                                            -------------      -------------      -------------      -------------
EBITDA                                                             (4,562)             1,013             (6,480)             1,259
                                                            =============      =============      =============      =============


                          SELECTED BALANCE SHEET ITEMS

                                                            June 30, 2004      December 31, 2003
                                                            -------------      -----------------
Cash and cash equivalents                                   $      18,185      $       7,654
Restricted cash                                                        93              2,290
Accounts receivable, net                                            7,185             13,620
Inventories                                                         9,471              8,727
Total current assets                                               36,345             33,294
Goodwill and other intangibles, net                                22,374             23,536
Total assets                                                       64,464             63,252
Line of credit                                                         --                 --
Current portion of accrued costs of MCK acquisition                   564              4,464
Total current liabilities                                          14,394             20,557
Total liabilities                                                  23,484             29,659
Total shareholders' equity                                         40,980             33,593
Working capital                                             $      21,951      $      12,737